Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-131485, 333-128131, and 333-89541) and Form S-8 (File Nos. 333-139048, 333-123602, 333-38172, 333-34498, 333-73624 and 333-51314) of Franklin Covey Co. of our reports dated November 14, 2013, with respect to the consolidated financial statements of Franklin Covey Co., and the effectiveness of internal control over financial reporting of Franklin Covey, Co. included in this Annual Report (Form 10-K) for the year ended August 31, 2013.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 14, 2013